UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2018

First Keystone Corporation

(Exact name of Registrant as specified in its charter)

Pennsylvania	2-88927	23-2249083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 West Front Street, Berwick, Pennsylvania	18603
(Address of principal executive offices)	(Zip Code)

(570) 752-3671

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2018, First Keystone Corporation (the “Corporation”) announced that Matthew P. Prosseda, President and Chief Executive Officer of the Corporation and First Keystone Community Bank (the “Bank”), the wholly-owned subsidiary of the Corporation resigned as an employee, officer and director of the Corporation and Bank as of April 24, 2018.

The Boards of Directors have appointed, effective April 24, 2018, Elaine A. Woodland as interim President and Chief Executive Officer of the Corporation and Bank until a permanent successor for the position of President and Chief Executive Officer can be named. Ms. Woodland, 59, has served as Treasurer of the Corporation and Chief Operating Officer of the Bank since 2014. Prior to that, she served as the Executive Vice President/Director of Lending for the Bank.

To assist Ms. Woodland in the operations of the Corporation and Bank, the Board has also formed a Management Committee comprised of Chairman of the Board, Robert A. Bull, and Directors John G. Gerlach and David R. Saracino. Upon his retirement as a director at the Annual Meeting, it is expected that Mr. Gerlach will continue to serve on the Management Committee as a consultant and advisor.

Other than her Salary Continuation Agreement dated as of April 22, 2008, Ms. Woodland does not have any employment agreements with the Corporation or Bank. There are no family relationships between Ms. Woodland and any of the officers or directors of the Corporation. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Ms. Woodland has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The Corporation also announced the formation of a CEO search committee composed of the board of directors to oversee and administer the search process. No specific time frame for the process has been determined.

In connection with his resignation, the Corporation and Bank entered into a Complete Settlement Agreement and General Release and Confidentiality, Noncompetition and Nonsolicitation Agreement (the “Release Agreement”) dated April 24, 2018 with Mr. Prosseda pursuant to which Mr. Prosseda has granted a general release in favor of the Corporation as a condition of receiving the payments and other benefits specified in the Release Agreement. If not revoked by Mr. Prosseda within seven days pursuant to his statutory right to do so unilaterally, the Release Agreement will be effective on May 1, 2018.

Under the terms of the Settlement Agreement, Mr. Prosseda and his consulting/legal counsel receive lump sums equal to $300,000, in the aggregate, in lieu of any payments or benefits to which Mr. Prosseda may be entitled under his salary continuation agreement and the Bank will pay an amount equal to the employer’s share of medical coverage that it pays for its employees generally towards Mr. Prosseda’s COBRA coverage for 6 months. The Release Agreement provides for a release of all claims against the Corporation. Mr. Prosseda will be subject to confidentiality, non-compete, non-solicitation, and other obligations as set forth in the Separation Agreement.

A press release is attached hereto as Exhibit 99.1 and the Release Agreement is attached hereto as Exhibit 99.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated April 25, 2018.

99.2	Complete Settlement Agreement and General Release and Confidentiality, Noncompetition and Nonsolicitation Agreement by and among Matthew P. Prosseda, First Keystone Corporation, and First Keystone Community Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST KEYSTONE CORPORATION
(Registrant)

Dated: April 25, 2018	/s/ Elaine A. Woodland
Elaine A. Woodland
Interim President and CEO